Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Thomas Smith Ogilvy PR Worldwide 909 Third Avenue New York, NY 10022

(919) 941-5206	(212) 880-5269
rkatz@icagen.com	thomas.smith@ogilvypr.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES THE APPOINTMENT OF

MARTIN SIMONETTI TO THE COMPANY’S BOARD OF DIRECTORS

Research Triangle Park, NC (March 16, 2005) – Icagen, Inc. (NASDAQ: ICGN) today announced the appointment of Martin Simonetti to its Board of Directors. Mr. Simonetti is currently the Chief Financial Officer of Dendreon Corporation, a Seattle-based publicly traded biotechnology company.

“We are delighted to welcome Mr. Simonetti to the Icagen Board of Directors,” stated H. Jefferson Leighton, Ph.D., Chairman of the Board of Icagen. “Martin brings a wealth of experience in the biotechnology industry, with a particular strength in financial matters. We very much look forward to having the benefit of his experience and expertise as we continue to build the Company.”

Mr. Simonetti stated, “I am very pleased to join the Icagen Board of Directors. Icagen is entering an exciting period in its corporate history, and I look forward to working with the other members of the Icagen Board as the Company continues to pursue its mission of developing novel therapeutics that address areas of substantial unmet medical need.”

Mr. Simonetti has served as Chief Financial Officer and Treasurer since joining Dendreon in 1999 and Senior Vice President, Finance since January 2001. Prior to joining Dendreon, Mr. Simonetti was employed at Amgen Inc., most recently serving as Vice President, Operations and Finance of Amgen BioPharma and its Director of Colorado Operations. From 1984 to 1991, Mr. Simonetti worked at Genentech, Inc., first as a scientist in its Medicinal and Analytical Chemistry Department and later as a financial analyst and group controller. Mr. Simonetti serves on the board of directors of IntegriGen, Inc., based in Novato, California, and is a member of the Dean’s executive advisory board for the Albers School of Business and Economics at Seattle University. Mr. Simonetti received an M.S. in Nutrition from the University of California, Davis and an M.B.A. from the University of Santa Clara.

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About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

•	ICA-69673 for epilepsy and neuropathic pain, for which the Company is conducting Phase I clinical trials;

•	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials; and

•	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Yamanouchi Pharmaceutical Co., Ltd. and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

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